Exhibit 99.1

U.S. Precious Metals Appoint New President

WANTAGE, N.J., Feb 08, 2006 (BUSINESS WIRE) -- U.S. Precious Metals (OTCBB: USPR) today announced the appointment of James O'Rourke as President According to Peter Toscano, Chairman of U.S. Precious Metals, "Mr. O'Rourke brings over 30 years of hands on mining in: mine evaluation, financing, development, marketing and product marketing."

James C. (Jim) O`Rourke graduated in 1964 with a B.A.Sc. degree in Mining Engineering from the University of British Columbia. Mr. O`Rourke gained valuable mine development and operating experience while involved in the start-up phase of five major mines during a period of 14 years while employed by Placer Development Limited. He has over 30 years of extensive hands-on experience in mine evaluations, financing development, marketing and operations in Canada, the United States, South America and the Philippines. As President of Princeton Mining Corporation (1987-1997) he was responsible for the acquisition of the Similco open pit copper mine, the evaluation, financing and development of the Cassiar underground block cave mine and the acquisition, evaluation, financing and development the Huckleberry open pit copper mine in northern B.C. The Huckleberry project was completed on schedule at its budgeted cost of $140 million. During the last few years, Jim was involved with the formation of Compliance Energy Corporation and the development of the Basin Coal mine near Princeton, BC.

Mr. O`Rourke has served as a director of the Mining Association of Canada (1987-1990), the Vancouver Board of Trade (1990) and Chairman (1992) and Director (1987-Present) of the British Columbia Mining Association.

Mr. O'Rourke is currently President of Orclann Investments Inc., a private investment company, Chairman of Compliance Energy Corporation, President of Huckleberry Mines Limited and a director of numerous public and private companies in mining and project development.

About U.S. Precious Metals, Inc.:

U.S. Precious Metals, Inc. (USPR) is a gold exploration company operating in Mexico. On March 13, 2003, the Company acquired Solidaridad I (175 hectares), also received on March 27, 2003, the exploration concession from the Mexican government for Solidaridad II (2,164 hectares). On July 22, 2003, the Company acquired the exploration concession for Solidaridad III, (294 hectares) and Solidaridad IV, (149 hectares). May 25, 2004, the company received the exploration concession from the Mexican government for Solidaridad V, (La Ceiba 921 hectares), (1 hectare = 2.47 acres). The above are located in the State Michoacan, Mexico.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

SOURCE:

U.S. Precious Metals, Inc.

CONTACT:

U.S. Precious Metals, Inc.

Investor Relations:

Jack Wagenti, 973-875-7647

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